Exhibit 24(b)(4.12):  Endorsement E-MMPSLOAN-19

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

The Contract or Certificate, if applicable, is hereby endorsed as follows:

1.     The Section entitled Definitions is revised as follows:

The following Loan Account provision is added:

Loan Account

An accounting device used to keep a record of loan activity. For each loan, an amount equal to the loan amount is transferred proportionately from the Investment Options in which the Individual Account is invested and is credited to the Loan Account.

The Investment Options and Transfer provisions are replaced by the following:

Investment Options

The Funds and Fixed Interest Options available under this Contract. For the limited purpose of funding the Loan Account, any Investment Option that is offered as part of a trust or custodial account held by the Contract Holder and record kept in common with this Contract by the Company, or a company affiliated with the Company, shall be treated as an Investment Option offered under the Contract.

Transfer

The movement of funds between Investment Options offered under the Contract, including funds transferred to issue a plan loan.

2.         The following loan provisions apply:

Loan Effective Date: The date the Company's Home Office has received a loan request form and any other required forms in good order.

Loan Interest Rate: The interest rate applied to the loan is established by each Contract Holder sponsoring a Plan in its Plan loan agreement. The Company is not entitled to any interest payments made and all such interest payments shall be deposited into the Plan participant’s account.

Loans: During the Accumulation Phase, loans are granted (1) as permitted under applicable law; (2) subject to the terms and conditions of the Plan and the Plan loan agreement; and (3) in accordance with the following provisions:

(a)       Amount available for loan: The amount available for loan is limited to the vested Individual Account value attributable to Participant contributions subject to any Plan vesting limits as determined by the Contract Holder, plus any additional amounts allowed by the Plan as determined by the Contract Holder. Amounts available from some Investment Options may be subject to limitations specified in the Plan loan agreement. To obtain the requested loan amount, these limitations may require a transfer of Funds from certain Investment Options.

For plans subject to ERISA, the minimum loan amount is $1,000. For plans not subject to ERISA, the minimum loan amount is defined in the Plan loan agreement.

A loan [is not available] from an Individual Account established for employee designated Roth contributions (“Participant Roth Account”). The Participant Roth Account is [included in] the calculation of the amount available for loan. The amount available for a full or partial withdrawal from a Participant Roth Account will not be reduced by any outstanding loan balance.

The maximum loan amount is the lesser of:

(1)         Fifty percent (50%) of the vested Individual Account Value reduced by the amount of any outstanding loan balance on the Loan Effective Date; or

(2)         Fifty thousand dollars ($50,000) reduced by the highest outstanding loan balance for the preceding 12 months.

The total amount of all outstanding loans cannot exceed $50,000.

E-MMPSLOAN-19                                                                                1

(b)       Loan Fee: A loan initiation fee of [$75] and an annual loan maintenance fee of [$25] that may apply to each outstanding loan (collectively, the “Loan Fee”).

(c)       Loan Repayment: A loan may be repaid as described in the Plan loan agreement, or paid in full at any time.

(d)       Loan Default: If the Company does not receive a loan payment when due, the entire outstanding loan balance will be in default and will be reported to the IRS on IRS Form 1099-R for the year that the default occurred and will be treated as follows:

(1)       Interest will continue to accrue on the defaulted amount and count towards future loan availability until the loan is repaid in its entirety.

(2)       We reserve the right not to grant a loan request if the Participant has an outstanding loan in default.

(3)       [In the event of a loan default, no amount of the outstanding loan balance, Withdrawal Charge or Loan Fee due on the outstanding loan balance will be deducted from the Participant Roth Account.]

Endorsed and made a part of the Contract and Certificate, if applicable, on the Effective Date of the Contract and Certificate.

[/s/ Charles P. Nelson]

[President]

Voya Retirement Insurance and Annuity Company

E-MMPSLOAN-19                                                                                2